Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statements on Form S-8 of our report dated February 27, 2009 (February 26, 2010 as to Note 5) relating to the financial statements of Premiere Global Services, Inc. and subsidiaries (the “Company”) as of December 31, 2008 and for each of the two years in the period ended December 31, 2008 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the retrospective adjustment of the 2008 and 2007 consolidated financial statements for discontinued operations), appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

/s/ Deloitte & Touche

Atlanta, Georgia
June 18, 2010